Exhibit 10.8

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE MONOTYPE IMAGING HOLDINGS INC.

AMENDED AND RESTATED 2007 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:	Name
Address of Grantee:	Address
No. of Shares:	# of shares
Grant Date:	Grant Date

Pursuant to the Monotype Imaging Holdings Inc. Amended and Restated 2007 Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, Monotype Imaging Holdings Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of shares of Common Stock, par value $0.001 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. The Company acknowledges the receipt from the Grantee of consideration equal to the par value of the Shares in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Company.

1. Making of Award. This award is deemed to be made on the date the key terms of the grant are communicated to the Grantee either (i) by email, (ii) in writing, or (iii) through posting in the Grantee’s online E*TRADE brokerage account with respect to Company equity awards. At such time, the shares of Restricted Stock shall be issued and held by the Company’s transfer agent in book entry form, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a shareholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below.

2. Restrictions and Conditions.

(a) Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Committee in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b) Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(c) If the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason (including death) prior to vesting of shares of Restricted Stock granted herein, all shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company.

3. Vesting of Restricted Stock. The restrictions and conditions in Paragraph 2 of this Agreement shall lapse on the date(s) specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such date(s). If a series of vesting dates is specified, then the restrictions and conditions in Paragraph 2 shall lapse only with respect to the number of shares of Restricted Stock specified as vested on such date.

Shares Vested		Vesting Date

( %)

( %)

( %)

( %)

( %)

Subsequent to such date(s), the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock. The Committee may at any time accelerate the vesting schedule specified in this Paragraph 3.

4. Dividends. Dividends on Shares of Restricted Stock shall be paid currently to the Grantee.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

7. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued.

8. Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the acceptance of this Award as provided in Paragraph 1 hereof, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code. In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company.

9. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

10. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the

Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

MONOTYPE IMAGING HOLDINGS INC.

By:
Name: Douglas J. Shaw
Title: President and Chief Executive Officer

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